Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1) Registration Statement (Form S-3 Nos. 333-189372, 333-190116 and 333-201355) of TearLab Corp.; and

(2) Registration Statement (Form S-8 Nos. 333-124505, 333-155163, 333-181949, 333-189205, 333-191838, 333-195667, 333-196984, 333-197467, 333-199201, 333-201932 and 333-206757) pertaining to the 2014 Employee Stock Purchase Plan, 2002 Stock Option Plan, as amended, and Nonstatutory Stock Option Agreement of TearLab Corp. (formerly OccuLogix, Inc. and formerly Vascular Sciences Corporation);

of our report dated March 13, 2015, with respect to the consolidated financial statements and schedule of TearLab Corp. included in this Annual Report (Form 10-K) of TearLab Corp. for the year ended December 31, 2015.

/s/ Ernst & Young LLP

San Diego, California

March 9, 2016